Exhibit 23.1


                         Independent Auditors' Consent

The Board of Directors
Rimage Corporation


We consent to incorporation by reference in the Registration Statement (No. 33-71472 of Rimage Corporation on Form S-8 of our reports dated March 10, 1997, except as to note 6, which is as of March 31, 1997, relating to the consolidated balance sheets of Rimage Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and the related financial statement schedule, which reports appear in the 1996 annual report on Form 10-K of Rimage Corporation. Our report refers to the 1995 pooling-of-interests and the report of other auditors relating to the 1994 financial statements of the pooled company.


                                          KPMG Peat Marwick LLP


Minneapolis, Minnesota
April 11, 1997